Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS THIRD QUARTER RESULTS

Houston, TX – November 1, 2007 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $38.3 million, or $0.59 per diluted share, for the third quarter of 2007. This represents a decrease from the third quarter of 2006 net income of $61.7 million, or $0.95 per diluted share. Sales for the third quarter of 2007 were $840.2 million and income from operations for the third quarter of 2007 was $59.8 million. This compares with net sales of $672.4 million and income from operations of $87.0 million in the third quarter 2006. The increase in sales is the result of higher polyethylene sales volumes attributable to the November 30, 2006 acquisition of Eastman Chemical’s polyethylene business in Longview, Texas. The decline in income from operations was primarily due to weakness in the Vinyls segment, particularly the downstream products businesses, which was impacted by the slowdown in the residential construction market. Margins remained at low levels primarily due to rising feedstock costs and the vinyls industry’s inability to raise prices to cover these cost increases. Vinyls segment third quarter 2007 income from operations was also negatively impacted by $6.7 million for the settlement of litigation with Goodrich Corporation and PolyOne Corporation and associated legal expenses related to past environmental issues at the Calvert City facilities. The decline in income from operations was partially offset by an increase in income from operations for the Olefins segment. The Olefins segment benefited from the earnings from the Longview facilities, which were acquired in November 2006. The third quarter 2006 was adversely impacted by an unscheduled outage at one of the ethylene units in Lake Charles, Louisiana resulting from mechanical problems with a compressor that required extended maintenance.

Third quarter 2007 results were favorably impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry. This was due primarily to rising feedstock costs.

Third quarter 2007 net income increased $0.4 million, or $0.01 per diluted share, from the $37.9 million net income, or $0.58 per diluted share, reported in the second quarter of 2007. Third quarter income from operations decreased $2.5 million from the $62.3 million reported in the second quarter of 2007, while net sales increased by $57.5 million from the $782.7 million reported in the second quarter of 2007. The increase in sales was primarily due to higher selling prices for polyethylene, caustic and PVC resin which were partially offset by lower sales volumes for polyethylene and PVC pipe. Income from operations was down slightly as higher selling prices and margins in the Olefins segment was offset by lower margins in the Vinyls segment. Vinyls segment margins declined in the third quarter of 2007 as compared to the second quarter primarily due to the industry’s inability to raise prices sufficiently in downstream products in order to offset increased feedstock costs and the impact of the legal settlement of the litigation with PolyOne and Goodrich and associated legal expenses. The Olefins segment, however, has gained strength since the beginning of 2007 primarily due to balanced industry supply and demand fundamentals for polyethylene and strong export demand. Income from operations in the second quarter of 2007 was negatively impacted by a scheduled turnaround at one of the ethylene units in Lake Charles, Louisiana, which was down approximately 30 days.

For the nine months ended September 30, 2007, net income was $95.9 million, or $1.47 per diluted share, compared to $180.2 million net income, or $2.76 per diluted share for the nine months ended September 30, 2006, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006. Net sales increased $381.1 million, or 19.4%, to $2,341.6 million for the nine months ended September 30, 2007 from the $1,960.5 million reported in the nine months ended September 30, 2006. Income from operations was $154.7 million for the nine months ended September 30, 2007 as compared to $304.7 million for the nine months ended September 30, 2006. The increase in sales was primarily due to the higher polyethylene sales volumes attributable to the Longview facilities acquired on November 30, 2006, which were partially offset by lower selling prices for polyethylene, PVC resin and PVC pipe. The decrease in income from operations was primarily due to reduced product selling prices and higher feedstock costs for ethane and propane. These decreases were partially offset by the income from operations contributed by the Longview facilities.

Albert Chao, President and Chief Executive Officer, said, “We are pleased with the performance of our Olefins segment. Polyethylene markets have remained strong all year both domestically and export. The industry has been able to implement price increases, passing along higher feedstock costs and maintaining strong margins. The Longview acquisition so far has proven to be a great addition to our company. The U.S. gas-based ethylene producers continue to enjoy a cost advantage over naphtha-based ethylene, which puts us in a competitive position globally. We are, however, concerned with the recent increase in crude oil prices and the effects it may have on the economy. Vinyls selling prices and margins continue under pressure due to the continued weakness in the domestic housing market.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2007 decreased 1.7% to $86.8 million compared to $88.3 million of EBITDA in the second quarter of 2007 and decreased 22.1% from the $111.4 million in the third quarter of 2006. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $95.0 million and capital additions were $86.3 million for the nine months ended September 30, 2007. At September 30, 2007 the Company’s cash balance was $139.3 million and debt was $335.2 million.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $15.1 million to $57.0 million in the third quarter of 2007 from $41.9 million reported in the third quarter of 2006. This increase resulted primarily from increases in sales volumes and income from operations contributed by the Longview facilities acquired on November 30, 2006 and the negative impact of the unscheduled outage and maintenance turnaround at one of the Company’s ethylene units in Lake Charles, Louisiana during the third quarter of 2006. These increases were partially offset by lower polyethylene prices and higher feedstock costs for ethane and propane in the third quarter of 2007 as compared to the third quarter of 2006. In addition, trading activity resulted in a gain in the third quarter of 2007 of $1.6 million as compared to $5.4 million in the third quarter of 2006.

Third quarter 2007 income from operations for the Olefins segment was $14.3 million higher than the $42.7 million income from operations reported in the second quarter of 2007. This increase resulted primarily from the impact of a scheduled outage during the second quarter of 2007 to complete the tie-in portion of the Company’s feedstock flexibility project. The increase was partially offset by reduced trading gains in the third quarter as compared to the second quarter. Trading activity resulted in a gain of $1.6 million in the third quarter of 2007 as compared to a gain of $4.1 million in the second quarter of 2007.

Income from operations for the Olefins segment decreased $36.4 million, or 22.3%, to $127.0 million for the nine months ended September 30, 2007 from $163.4 million for the nine months ended September 30, 2006. This decrease was primarily due to the sharp decrease in product prices and margins which began early in the fourth quarter of 2006 and continued into 2007. Prices increased during the first nine months of 2007, but margins were still below the levels in the first nine months of 2006 due to higher feedstock costs. In addition, trading activity resulted in a gain of $6.4 million in the first nine months of 2007 compared to a $17.7 million gain for the first nine months of 2006.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $43.5 million to $5.4 million for the third quarter of 2007 from the $48.9 million reported in the third quarter of 2006. This decrease was primarily due to lower selling prices and margins for PVC resin and PVC pipe and lower sales volumes for PVC pipe. Selling prices and margins for PVC resin and PVC pipe have suffered over the last year primarily due to weakness in the housing market. Sales prices and margins continued under pressure in the third quarter of 2007 due to the industry’s inability to raise prices in response to higher feedstock costs, especially for downstream products. Income from operations was also negatively impacted by $6.7 million for the settlement of the litigation and associated legal expenses.

Third quarter 2007 income from operations for the Vinyls segment decreased by $15.4 million from the $20.8 million reported in the second quarter of 2007. This decrease was primarily due to margin deterioration, as product prices have not been able to keep pace with rising feedstock costs for propane and ethylene, and the negative impact of the legal settlement and associated legal expenses. PVC resin and PVC pipe prices and margins remain under pressure from the continued weakness in the housing market. The decrease was partially offset by higher caustic prices in the third quarter compared to the second quarter.

Income from operations for the Vinyls segment decreased by $113.6 million, to $34.0 million for the nine months ended September 30, 2007 from $147.6 million for the nine months ended September 30, 2006. This decrease was primarily due to lower selling prices for all of the major vinyls products and higher feedstock costs which was partially offset by higher sales volumes for PVC resin and caustic soda. Margins and demand in the first nine months of 2006 were very strong due to supply constraints resulting from the impact of Hurricanes Katrina and Rita. Selling prices, margins and sales volumes for PVC resin and PVC pipe fell dramatically in the fourth quarter of 2006 due to weakness in the housing market, falling energy prices and seasonal slowdowns. These margins have remained under pressure during 2007 due to the continued weakness in the domestic housing market, higher feedstock costs and the inability to raise prices in response to these higher costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the integration of the Eastman acquisition; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC in February 2007.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Thursday, November 1, 2007 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 510-0705, or (617) 597-5363 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 25602148.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Thursday, November 8, 2007. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 84394151.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1671338 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands of dollars, except per share data)
Net sales	$840,160	$672,417	$2,341,626	$1,960,463
Cost of sales	754,100	563,241	2,113,246	1,595,017

Gross profit	86,060	109,176	228,380	365,446

Selling, general and administrative expenses	26,305	22,165	73,680	60,703

Income from operations	59,755	87,011	154,700	304,743

Interest expense	(4,692)	(3,432)	(12,780)	(13,356)
Debt retirement cost	—	—	—	(25,853)
Other income, net	305	3,268	1,004	8,657

Income before income taxes	55,368	86,847	142,924	274,191
Provision for income taxes	17,027	25,191	47,021	94,029

Net income	$38,341	$61,656	$95,903	$180,162

Earnings per common share
Basic	$0.59	$0.95	$1.47	$2.77
Diluted	$0.59	$0.95	$1.47	$2.76

Weighted average shares outstanding
Basic	65,238,376	65,134,582	65,227,147	65,110,448

Diluted	65,325,668	65,237,824	65,325,020	65,234,840

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2007	December 31, 2006
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$139,259	$52,646
Accounts receivable, net	436,327	308,903
Inventories, net	466,399	456,276
Other current assets	24,290	31,962

Total current assets	1,066,275	849,787
Property, plant and equipment, net	1,099,611	1,076,903
Other assets, net	148,960	155,408

Total assets	$2,314,846	$2,082,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$367,350	$321,912
Long-term debt	335,217	260,156
Other liabilities	344,815	326,489

Total liabilities	1,047,382	908,557

Stockholders’ equity	1,267,464	1,173,541

Total liabilities and stockholders’ equity	$2,314,846	$2,082,098

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
	(In thousands of dollars)
Cash flows from operating activities
Net income	$95,903	$180,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,425	61,974
Deferred tax expense	15,997	9,617
Other balance sheet changes	(94,324)	(37,885)

Net cash provided by operating activities	95,001	213,868

Cash flows from investing activities
Additions to property, plant and equipment	(86,295)	(100,659)
Additions to equity investments	(308)	(4,574)
Purchases of short-term investments	—	(134,625)
Sales and maturities of short-term investments	—	34,350
Settlement of acquisition purchase price	8,043	—
Proceeds from disposition of assets	33	20
Settlements of derivative instruments	3,339	(27,520)

Net cash used for investing activities	(75,188)	(233,008)

Cash flows from financing activities
Proceeds from exercise of stock options	303	1,404
Dividends paid	(8,503)	(6,192)
Proceeds from borrowings	287,884	249,185
Repayments of borrowings	(212,884)	(256,000)
Capitalized debt issuance costs	—	(4,328)

Net cash provided by (used for) financing activities	66,800	(15,931)

Net increase (decrease) in cash and cash equivalents	86,613	(35,071)
Cash and cash equivalents at beginning of period	52,646	237,895

Cash and cash equivalents at end of period	$139,259	$202,824

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$570,418	$361,525	$1,569,484	$1,049,894
Vinyls	269,742	310,892	772,142	910,569

	$840,160	$672,417	$2,341,626	$1,960,463

Income (Loss) from Operations
Olefins	$57,032	$41,851	$126,967	$163,445
Vinyls	5,420	48,944	34,029	147,606
Corporate and Other	(2,697)	(3,784)	(6,296)	(6,308)

	$59,755	$87,011	$154,700	$304,743

Depreciation and Amortization
Olefins	$17,791	$12,293	$50,934	$35,872
Vinyls	8,882	8,747	26,381	26,005
Corporate and Other	36	38	110	97

	$26,709	$21,078	$77,425	$61,974

Other Income (Expense), net
Olefins	$—	$—	$170	$(1)
Vinyls	(68)	71	21	156
Corporate and Other*	373	3,197	813	(17,351)

	$305	$3,268	$1,004	$(17,196)

*	Debt retirement costs of $25,853 are included in the nine months ended September 30, 2006.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2007	2006	2007	2006
	(In thousands of dollars)
EBITDA	$88,348	$86,769	$111,357	$233,129	$349,521
Less:
Provision for income taxes	19,602	17,027	25,191	47,021	94,029
Interest expense	4,495	4,692	3,432	12,780	13,356
Depreciation and amortization	26,361	26,709	21,078	77,425	61,974

Net income	37,890	38,341	61,656	95,903	180,162
Changes in operating assets and liabilities	28,061	20,902	6,431	(16,899)	24,089
Deferred income taxes	10,641	1,580	(1,119)	15,997	9,617

Cash flow from operating activities	$76,592	$60,823	$66,968	$95,001	$213,868

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2007 vs. Third Quarter 2006		Third Quarter 2007 vs. Second Quarter 2007
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+10.7%	+47.1%	+7.1%	+3.7%
Vinyls	-18.0%	+4.8%	+2.0%	-1.3%
Company	-2.1%	+27.1%	+5.6%	+1.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 2006	December 2006	March 2007	June 2007	September 2007
Ethane (cents/lb)	25.5	20.8	19.9	24.3	27.6
Propane (cents/lb)	26.0	22.4	22.9	26.7	29.0
Ethylene (cents/lb) (2)	50.7	44.8	40.0	44.7	50.2
Polyethylene (cents/lb) (3)	78.7	68.0	67.0	72.7	79.0
Styrene (cents/lb) (4)	70.1	66.9	64.8	71.3	68.1
Caustic ($/ short ton) (5)	361.7	337.5	360.0	405.0	450.0
Chlorine ($/ short ton) (6)	332.5	322.5	297.5	322.5	322.5
VCM (cents/lb) (7)	43.9	39.6	37.2	40.8	43.4
PVC (cents/lb) (8)	61.3	57.0	53.3	59.0	61.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.
(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of VCM over the period as reported by CMAI.
(8)	Represents average North America contract prices of PVC over the period as reported by CMAI.